EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2019

ELK GROVE VILLAGE, Ill., Sept. 12, 2018 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2018.

Revenues increased to $71.4 million in the first quarter of fiscal 2019 from $71.2 million for the same quarter in the prior year.  Net income decreased to a net loss of $526,607 for the quarter ended July 31, 2018 compared to net income of $382,882 for the same period in the prior year.  Basic and diluted loss per share for the quarter ended July 31, 2018, were each $0.12, compared to basic and diluted earnings per share of $0.09 each for the same quarter ended July 31, 2017.

Commenting on SigmaTron’s first quarter fiscal 2019 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “I am disappointed to report a pre-tax loss for our first quarter of fiscal 2019.  During this quarter we experienced several issues that negatively impacted our results.  The first issue and one that will continue to impact fiscal 2019, if it is not resolved soon, is the trade war between the United States and China that started in July, 2018 with the imposition of punitive tariffs on various goods and commodities.  During the first quarter the United States dollar strengthened significantly vs. many currencies but especially against the Yuan.  Included in our first quarter results is a foreign currency loss of approximately $300,000, primarily unrealized but accrued.  If the trade issues are ultimately resolved, some or all of this foreign currency loss may reverse itself in future quarters.  The second issue is the continuing volatile marketplace for electronic components as reported in prior press releases and filings. This phenomenon continued to negatively affect production and revenue in the first quarter.  Once again, we did not see any orders cancelled related to this issue which is a positive sign.  Finally, we had several major programs encounter design issues unrelated to SigmaTron but still resulted in pushed-out revenue.  Most of these were resolved during the quarter and are back in production heading into the second quarter.

“We fully expected the revenue for the first quarter to be higher than we are reporting.  However, the quarter trended in a positive direction on a monthly basis and we have better momentum heading into the second quarter.

“The issues impacting our operating results during the first quarter will continue to impact the company going forward.  However, our backlog remains strong, and if we are able to timely receive the required electronic components we should see positive revenue growth during the second quarter.  As I stated previously, no orders have been cancelled.  The trade war with China, and the negotiations with Mexico and Canada on trade, remain a wild card.  Customers are discussing alternative supply chain solutions with us for their business if they had been or will be affected by the tariffs.  On a positive note, our customers are exploring options within the SigmaTron global footprint.  Hopefully, a resolution will come soon and certainty regarding trade costs will return.

“Even with these continuing issues, I remain optimistic.  Our supply chain team has done an excellent job solving the problems this market has given us and I fully expect they will continue to do so.  Demand from customers remains strong and we continue to win new programs from existing customers and land first-time customers.  So while some problems will persist, I see greater opportunity and upside in the short term.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months
	Ended	Ended
	July 31,	July 31,
	2018	2017

Net sales	$71,414,057	$71,224,293

Cost of products sold	65,625,001	64,467,239

Gross profit	5,789,056	6,757,054

Selling and administrative expenses	5,934,116	5,912,146

Operating (loss) income	(145,060)	844,908

Other expense	578,553	264,063

(Loss) income before income tax	(723,613)	580,845

Income tax (benefit) expense	(197,006)	197,963

Net (loss) income	($526,607)	$382,882

Net (loss) income per common share - basic	($0.12)	$0.09

Net (loss) income per common share - assuming dilution	($0.12)	$0.09

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,223,657	4,269,501

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
	2018	2018

Assets:

Current assets	$125,708,689	$120,029,726

Machinery and equipment-net	34,705,443	35,288,997

Deferred income taxes	1,360,839	1,109,681
Intangible assets	2,993,980	3,088,085
Other assets	1,613,703	1,713,481

Total assets	$166,382,654	$161,229,970

Liabilities and stockholders' equity:

Current liabilities	$60,855,543	$59,378,486

Long-term obligations	47,243,767	43,041,533

Stockholders' equity	58,283,344	58,809,951

Total liabilities and stockholders' equity	$166,382,654	$161,229,970

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095